SCHEDULE 14C
(RULE 14C-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. _______)

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Optimum Fund Trust

(Name of Registrant as Specified in Its Charter)

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OPTIMUM FUND TRUST
Optimum Large Cap Value Fund

100 Independence, 610 Market Street
Philadelphia, PA 19106-2354

INFORMATION STATEMENT

This Information Statement is being furnished on behalf of the Board of Trustees (“Trustees” or “Board”) of Optimum Fund Trust (“Trust”) to inform shareholders of the fund listed above (the “Fund”) about recent changes related to the Fund’s sub-advisory arrangement.  The changes were approved by the Board on the recommendation of the Fund’s investment manager, Delaware Management Company (the “Manager”), without shareholder approval as is permitted by an order of the U.S. Securities and Exchange Commission (“SEC”).  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

A Notice of Internet Availability of Information Statement relating to this Information Statement (“Notice”) was mailed beginning on or about July 3, 2023 to shareholders of record of the Fund as of June 26, 2023 (the “Record Date”).  The Information Statement is available on the Fund’s website at optimummutualfunds.com/literature on or about June 30, 2023 until at least October 1, 2023. A paper or e-mail copy of the Information Statement may be obtained, without charge, by contacting your participating securities dealer or other financial intermediary or, if you own Fund shares directly through the Fund’s service agent, by calling the Fund’s service agent toll free at 800-914-0278.

INTRODUCTION
The Manager is the investment manager to each series of the Trust, including the Fund. Pursuant to “manager of managers” authority, the Manager, subject to approval by the Board, is permitted to hire, terminate, or replace sub-advisors who are affiliated or unaffiliated with the Trust or the Manager, and to enter into and modify material terms and conditions of the related sub-advisory agreements without shareholder approval. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires that the shareholders of a mutual fund approve an agreement pursuant to which a person serves as investment advisor or sub-advisor of the fund. In order to use the “manager of managers” authority discussed above, the Manager, the Trust, and certain affiliates requested and received an exemptive order from the SEC on January 17, 2017 (the “SEC Order”).  The SEC Order exempts the Manager, the Trust and other affiliates from certain of the shareholder approval requirements of Section 15(a) of the 1940 Act and allows the Board, subject to certain conditions, to appoint new sub-advisors and approve new sub-advisory agreements on behalf of the Trust without shareholder approval.  The Manager has ultimate responsibility (subject to oversight by the Board) to supervise the sub-advisors and recommend the hiring, termination, and replacement of the sub-advisors to the Board.

Consistent with the terms of the SEC Order, at a meeting held on March 8-9, 2023 (the “Meeting”), the Board, including a majority of the Trustees who are not “interested persons” of the Trust or of the Manager (the “Independent Trustees”) approved a new sub-advisory agreement (the “Sub-Advisory Agreement”) between the Manager and Great Lakes Advisors, LLC (“Great Lakes”), which is wholly owned by Wintrust Financial Corporation (“Wintrust”), under which Great Lakes would serve as a sub-advisor to the Fund, following Wintrust’s acquisition (the “Transaction”) of Rothschild & Co. Asset Management US (“Rothschild & Co.”).  Great Lakes is wholly owned by Wintrust. As part of the Transaction, Wintrust merged Rothschild & Co. into Great Lakes on the closing of the Transaction. The Transaction closed on April 3, 2023 (the “Closing Date”) and Rothschild & Co. ceased serving as a sub-advisor for the Fund on that date.

Prior to the Closing Date, Wintrust and Rothschild & Co. had represented to the Board that the current Rothschild & Co. portfolio management team would continue to perform its investment services to Fund following the completion of the Transaction. In addition, Great Lakes would continue to manage its portion of the Fund’s assets pursuant to the investment strategy that Rothschild & Co. had used to manage its portion of the Fund.

The Trust and the Manager have agreed to comply with certain conditions when acting in reliance on the relief granted in the SEC Order. These conditions require, among other things, that within ninety (90) days of hiring a new sub-advisor, the affected fund will notify the shareholders of the fund of the changes. The Notice provides such notice of the changes and this Information Statement presents additional details regarding Great Lakes and the Sub-Advisory Agreement.

THE INVESTMENT MANAGER
The Manager is located at 100 Independence, 610 Market Street, Philadelphia, PA 19106-2354, and is a series of Macquarie Investment Management Business Trust, which is an indirect subsidiary of Macquarie Management Holdings, Inc. (“MMHI”), which in turn is an indirect subsidiary, and subject to the ultimate control, of Macquarie Group Limited (“Macquarie”).  The Manager is registered as an investment advisor with the SEC under the Investment Advisers Act of 1940, as amended.

The Manager provides investment advisory services to the Fund pursuant to an investment management agreement dated January 4, 2010 between the Trust and the Manager, as amended (the “Management Agreement”).  The Management Agreement was most recently renewed by the Board, including a majority of the Independent Trustees, at a meeting held on September 21-22, 2022. The Trust employs the Manager to generally manage the investment and reinvestment of the assets of the Fund.  In so doing, the Manager may hire one or more sub-advisors to carry out the investment program of the Fund, subject to the approval of the Board. The Manager continuously reviews and supervises the investment program of the Fund. The Manager furnishes regular reports to the Board regarding the investment program and performance of the Fund. The Manager has hired LPL Financial Corporation (“LPL”), a registered broker/dealer and investment advisor, as a consultant to assist with this process.

Pursuant to the Management Agreement, the Manager has full discretion and responsibility, subject to the overall supervision of the Board, to select and contract with one or more investment sub-advisors, to manage the investment operations and composition of the Fund, and to render investment advice for the Fund, including the purchase, retention, and disposition of investments, securities, and cash held by the Fund. The Management Agreement obligates the Manager to implement decisions with respect to the allocation or reallocation of each Fund’s assets among one or more current or additional sub-advisors, and to monitor the sub-advisors’ compliance with the Fund’s investment objective(s), policies, and restrictions. Under the Management Agreement, the Trust will bear the expenses of conducting its business. In addition, the Manager pays the salaries of all officers and Trustees of the Trust who are officers, directors, or employees of the Manager or its affiliates.

As compensation for the services rendered under the Investment Management Agreement, the Fund pays the Manager an annual management fee as a percentage of average daily net assets as described in Exhibit A. During the last fiscal year, the Fund paid investment management fees to the Manager as described in Exhibit B. For the fiscal year ended March 31, 2022, the Manager paid all sub-advisors of the Fund investment sub-advisory fees of $5,729,138. For the fiscal year ended March 31, 2022, the annualized investment sub-advisory fees as a percentage of the Fund’s average daily net assets were 0.29%.

The key executives and each trustee of the Manager and their principal occupations are: Shawn K. Lytle, Trustee and President; John Leonard, Executive Vice President, Global Head of Equities; Brett Lewthwaite, Executive Vice President, Global Head of Fixed Income; David F. Connor, Trustee and Senior Vice President/General Counsel/Secretary; Richard Salus, Senior Vice President, Global Head of Fund Services; David Brenner, Senior Vice President, Chief Strategy Officer; Neil Siegel, Senior Vice President, Chief Marketing Officer; Michael F. Capuzzi, Senior Vice President, U.S. Chief Operations Officer; Stephen Hoban, Chief Financial Officer; and William Speacht, Senior Vice President, Global Chief Compliance Officer. The address of each person listed is 100 Independence, 610 Market Street, Philadelphia, PA 19106-2354.

GREAT LAKES
Great Lakes, headquartered at 231 S. Lasalle Street, Chicago, Illinois 60604, was approved by the Board to serve as a sub-advisor to the Fund at the Meeting. Great Lakes was founded in 1981 and is wholly owned by Wintrust. Great Lakes is registered as an investment advisor with the SEC. As of April 4, 2023, Great Lakes’ total assets under management and advisement were approximately $18 billion.  Great Lakes has held its Fund responsibilities since April 3, 2023.

Great Lakes is not affiliated with the Manager, and Great Lakes discharges its responsibilities subject to the oversight and supervision of the Manager. Great Lakes is compensated out of the fees that the Manager receives from the Fund. There has been no increase in the advisory fees paid by the Fund to the Manager as a consequence of the implementation of the Sub-Advisory Agreement. The fees paid by the Manager to Great Lakes depend upon the fee rates negotiated by the Manager and approved by the Board and on the percentage of the Fund’s assets allocated to Great Lakes by the Manager. In accordance with procedures adopted by the Board, Great Lakes may effect Fund portfolio transactions through an affiliated broker/dealer and the affiliated broker/dealer may receive brokerage commissions in connection therewith as permitted by applicable law. The Sub-Advisory Agreement is dated April 3, 2023.

Great Lakes serves as an investment advisor or sub-advisor to the registered investment companies listed below, each of which has an investment objective similar to the Fund’s investment objective.

Fund	Assets as of March 31, 2023	Effective Advisory Fee Rate (as a percentage of daily net assets)
Sub-advised 1940 Act Fund #1	$701,036,511	0.27% on first $100 million 0.235% on next $300 million 0.20% over $400 million

The names and principal occupations of the principal executive officers and/or directors of Great Lakes are listed below. The address of each principal executive officer and/or director listed below, as it relates to the person’s position with Great Lakes, is 231 S. Lasalle Street, Chicago, Illinois 60604:

Name	Title with Great Lakes
Thomas Kiley	Chief Executive Officer
Elliott Silver	Chief Compliance Officer
Jon Quigley	Chief Investment Officer – Disciplined Equity
John C. Thomas	Chief Business Development & Client Relations Officer
Jason Turner	Chief Investment Strategist
Michael J. Smyth	Chief Financial Officer
Dan Oshinskie	Chief Investment Officer-Fundamental Equity

THE SUB-ADVISORY AGREEMENT
The Sub-Advisory Agreement was approved by the Board at the Meeting, which was called for the purpose of approving the Sub-Advisory Agreement for an initial term of two years. Thereafter, continuance of the Sub-Advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The Sub-Advisory Agreement provides that it will terminate automatically in the event of its assignment.

The terms of the Sub-Advisory Agreement are exactly the same as the terms of the prior sub-advisory agreement between the Manager and Rothschild & Co., except that it has been updated to reflect the ability to approve the Sub-Advisory Agreement at a non-in person Board meeting as permitted by the SEC pursuant to an exemptive order.

The Sub-Advisory Agreement provides that Great Lakes, among other duties, will make all investment decisions for its allocated portion of the Fund’s investment portfolio in accordance with the Fund’s investment objectives, policies, and restrictions. Great Lakes, subject to the supervision of the Board and the Manager, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of its allocated portion of the Fund’s assets. Great Lakes also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund’s investment portfolio.

The Great Lakes’ Sub-Advisory Agreement provides for Great Lakes to be compensated based on the average daily net assets of the Fund allocated to Great Lakes. Great Lakes is compensated from the fees that the Manager receives from the Fund.  Great Lakes generally will pay all expenses it incurs in connection with its activities under the Sub-Advisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The Sub-Advisory Agreement may be terminated without the payment of any penalty by: (i) the Manager or the Trust, at any time, without the payment of a penalty, on written notice to Great Lakes of the Investment Manager’s or the Trust’s intention to do so, in the case of the Trust pursuant to action by the Board or pursuant to the vote of a majority of the outstanding voting securities of the Fund, or (ii) Great Lakes, on not less than sixty (60) days' written notice to the Manager and the Trust.

THE MANAGER’S RECOMMENDATION AND THE BOARD’S CONSIDERATIONS REGARDING THE SUB-ADVISORY AGREEMENT
At the Meeting, the Board, including a majority of the Trustees who are not “interested persons” of Trust or of the Manager (the “Independent Trustees”), approved the Sub-Advisory Agreement between the Manager and Great Lakes, under which Great Lakes would serve as a sub-advisor to the Fund after the Transaction closed. The decision to approve a new Sub-Advisory Agreement for Great Lakes arose from a “change of control” of Rothschild & Co. (a prior sub-advisor to the Fund), under applicable provisions of the Investment Company Act of 1940, following the purchase of Rothschild & Co. by Wintrust. As part of the Transaction, Rothschild & Co. was merged into Great Lakes, which is an investment adviser wholly owned by Wintrust Financial Corporation. The Transaction closed on April 3, 2023 and Great Lakes began sub-advising the Fund at that time. As part of the Transaction, Great Lakes represented to the Board that the portfolio management team and investment strategy for Rothschild & Co. would continue to be utilized by Great Lakes for the Fund after the Transaction.

Accordingly, in reaching the decision to approve the Sub-Advisory Agreement, the Board took into account information and materials furnished and discussed throughout the year at quarterly Board meetings with respect to Rothschild & Co., as well as information furnished specifically about Great Lakes, including its personnel, operations and financial condition. The Board also reviewed material furnished by DMC (with the assistance of LPL), including: a review of the investment performance of Rothschild & Co. on the portion of the Fund’s assets (i.e., sleeve of the Fund) it sub-advised;  a memorandum from DMC reviewing the Sub-Advisory Agreement and the various services proposed to be rendered by Great Lakes; a description of Great Lakes’ proposed sub-advisory fees under the Sub-Advisory Agreement, along with fees that Great Lakes charges other comparable investment companies or accounts; information concerning Great Lakes’ organizational structure and the experience of its investment management personnel; a “due diligence” summary report describing various material items in relation to Great Lakes’ personnel, organization and policies; a copy of Great Lakes’ Form ADV brochure, summaries of Great Lakes’ compliance policies and procedures and its Code of Ethics; a copy of the Sub-Advisory Agreement; and materials specifically discussing the Transaction.

In considering such materials, the Independent Trustees received assistance and advice from and met separately with independent counsel. In this regard, the Independent Trustees reviewed with independent legal counsel their duties and obligations in connection with the review of the Sub-Advisory Agreement and discussed, in detail, the matters related to such approval. The materials prepared by Management specifically in connection with the approval of the Sub-Advisory Agreement were sent to the Independent Trustees in advance of the Meeting. While attention was given to all information furnished, the following discusses some primary factors relevant to the Board’s decision. This discussion of the information and factors considered by the Board (as well as the discussion above) is not intended to be exhaustive, but rather summarizes certain factors considered by the Board. In view of the wide variety of factors considered, the Board did not, unless otherwise noted, find it practicable to quantify or otherwise assign relative weights to the following factors. In addition, individual Trustees may have assigned different weights to various factors.

Nature, Extent and Quality of Services. The Board reviewed materials provided by Great Lakes regarding the experience and qualifications of personnel who will be responsible for managing the portion of the Fund to be sub-advised by Great Lakes. In considering the nature, extent and quality of the services to be provided by Great Lakes, the Board specifically considered that the proposed Sub-Advisory Agreement between the Manager and Great Lakes is the same as the Sub-Advisory Agreement that was most recently executed by the Manager and Rothschild on September 26, 2016, except that it has been updated to reflect the ability to approve the Sub-Advisory Agreement at a non-in person Board meeting as permitted by the SEC. The Board put particular emphasis on the fact that Great Lakes represented that it intends to retain Rothschild’s existing portfolio management team (and its existing style and strategy) on the Fund after the acquisition. The Board also considered DMC’s opinion that the Transaction is not expected to have a material impact on the investment capabilities of the investment management team coming from Rothschild & Co. to Great Lakes or its ability to execute its stated investment process, and that DMC expects that Great Lakes should continue to operate and execute business functions in a manner consistent with Rothschild & Co.’s historical precedent. Based upon these considerations, the Board determined that the nature, extent and quality of the services to be provided by Great Lakes under the Sub-Advisory Agreement were satisfactory.

Investment Performance. The Board placed significant emphasis on Rothschild & Co.’s prior investment performance on its sleeve of the Fund. While consideration was given to performance reports and discussions throughout the year, particular attention in assessing performance was given to Rothschild & Co.’s performance on its portion of the Fund to date relative to the Fund’s peers and benchmark. The Board was satisfied with such performance. As noted above, the Board placed weight on Great Lake’s representation that there are no planned changes with respect to the personnel currently responsible for security selection and portfolio management of Rothschild & Co.’s portion of the Fund in connection with the Transaction. The Board believed such information and analysis evidenced the benefits to the Fund of approving Great Lakes as a sub-advisor and the high quality of portfolio management services expected to be provided by Great Lakes under the Sub-Advisory Agreement.

Advisory fees; profitability; and economies of scale. The Board was provided with a description of the fees to be charged by Great Lakes under the Sub-Advisory Agreement, which showed them to be identical to the sub-advisory fees from the prior sub-advisory agreement with Rothschild & Co. for the Fund. The Board also was provided with information showing that Great Lakes’ fees were competitive with those charged by Great Lakes to other comparable investment companies or accounts. The Board was informed that Great Lakes may receive certain fall-out benefits in connection with their relationship with the Fund, such as soft-dollar arrangements. The Board also noted that the management fee paid by the Fund to DMC would stay the same at current asset levels, and that DMC’s profitability is not expected to be impacted at current asset levels following approval of the Great Lakes’ Sub-Advisory Agreement. The Board had also been previously provided with profitability information with respect to the portion of the Fund sub-advised by Rothschild & Co. The Trustees also noted that economies of scale are shared with the Fund and its shareholders through investment management fee breakpoints so that as the Fund grows in size, its effective investment management fee rate declines. Based upon such facts, the Board believed that the fees to be charged by Great Lakes under the Sub-Advisory Agreement were fair and reasonable in relation to the services being provided.

GENERAL INFORMATION
Distributor
The Fund’s distributor, Delaware Distributors, L.P. (“Distributor”), located at 100 Independence, 610 Market Street, Philadelphia, PA 19106-2354, serves as the national distributor of the Fund’s shares under an amended and restated Distribution Agreement dated January 4, 2010. The Distributor is an affiliate of the Manager and bears all of the costs of promotion and distribution, except for payments by the retail class shares under their respective Rule 12b-1 Plans. The Distributor is an indirect subsidiary of MMHI, and, therefore, of Macquarie. The Distributor has agreed to use its best efforts to sell shares of the Fund. Shares of the Funds are offered on a continuous basis by the Distributor and may be purchased through authorized investment dealers or directly by contracting the Distributor or the Trust. The Distributor also serves as the national distributor for the Delaware Funds. The Board annually reviews fees paid to the Distributor.

Transfer Agent, Administrator, and Fund Accountant
Delaware Investments Fund Services Company (“DIFSC”), located at 100 Independence, 610 Market Street, Philadelphia, PA 19106-2354, serves as the Trust’s shareholder servicing, dividend disbursing, and transfer agent. DIFSC provides fund accounting and financial administration oversight services to the Funds. Those services include overseeing the Funds’ pricing process, the calculation and payment of Fund expenses, and financial reporting in shareholder reports, registration statements, and other regulatory filings. Additionally, DIFSC manages the process for the payment of dividends and distributions and the dissemination of Fund net asset values and performance data.  DIFSC is an affiliate of the Manager, and is an indirect subsidiary of MMHI and, therefore, of Macquarie.

The Bank of New York Mellon, located at 240 Greenwich Street, New York, NY 10286-0001, provides fund accounting and financial administration services to the Funds. Those services include performing functions related to calculating the Funds’ net asset value and providing financial reporting information, regulatory compliance testing and other related accounting services.

Payments to Affiliated Brokers
During the last fiscal year, the Fund did not pay any commissions to affiliated brokers.

Shares Outstanding
The table in Exhibit C shows the number of shares outstanding as of the Record Date for each class of the Fund.

Record of Beneficial Ownership
As of Record Date, the Manager believes that there were no beneficial owners holding 5% or more of the total outstanding shares of any Class of shares of the Fund. As of Record Date, the Manager believes that the Funds’ officers and Trustees directly owned less than 1% of the outstanding shares of each Class of the Fund.

Householding
Only one copy of the Notice may be mailed to households, even if more than one person in a household is a shareholder of record of a Fund as of the Record Date, unless the Trust has received instructions to the contrary. Additional copies of the Notice or copies of the Information Statement may be obtained, without charge, by contacting your participating securities dealer or other financial intermediary or, if you own Fund shares directly through the Fund’s service agent, by calling the Fund’s service agent toll free at 800 914-0278. If you do not want the mailing of the Notice or the Information Statement, as applicable, to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact your participating securities dealer or other financial intermediary or, if you own Fund shares directly through the Fund’s service agent, by calling the Fund’s service agent.

Financial Information
Shareholders can obtain a copy of the Fund’s most recent Annual and Semiannual Reports, without charge, by contacting their participating securities dealer or other applicable financial intermediary or, if a shareholder owns Fund shares directly through the Fund's service agent, by calling the Fund’s service agent toll free at 800 914-0278.

EXHIBIT A
MANAGEMENT FEE SCHEDULE
As compensation for services rendered under the Investment Management Agreement, the Manager is entitled to receive an annual fee equal to the following percentage rates of the average daily net assets of the Fund:

Fund	Management Fee (annual rate as a percentage of average daily net assets)
Optimum Large Cap Value Fund
0.7000% of assets up to $500 million
0.6500% of assets from $500 million to $1 billion
0.6000% of assets from $1 billion to $1.5 billion
0.5750% of assets from $1.5 billion to $2 billion
0.5500% of assets from $2 billion to $2.5 billion
0.5250% of assets from $2.5 billion to $5 billion
0.5000% of assets over $5 billion

EXHIBIT B
MANAGEMENT FEES PAID

During the fiscal year ended March 31, 2022, the Fund paid the following investment management fees to the Manager:

Fund	Management Fees Paid
Optimum Large Cap Value Fund	$12,561,194 earned $12,561,194 paid $0 waived

EXHIBIT C
NUMBER OF SHARES OF THE FUND OUTSTANDING
As of the Record Date

Fund	Shares Outstanding
Optimum Large Cap Value Fund	Class A: 2,698,939 Class C: 340,063 Institutional Class: 86,679,127 Total: 89,718,129

OPTIMUM FUND TRUST
Optimum Large Cap Value Fund

100 Independence
610 Market Street
Philadelphia, PA 19106-2354

NOTICE OF INTERNET AVAILABILITY
OF INFORMATION STATEMENT

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet or by mail relating to Optimum Large Cap Value Fund (the “Fund”), a series of Optimum Fund Trust (the “Trust”). We encourage you to access and review all of the important information contained in the Information Statement, available online at: optimummutualfunds.com/literature.

The Information Statement details the approval of a new sub-advisory agreement (the “Sub-Advisory Agreement”) between the Manager (as defined below) and Great Lakes Advisors, LLC (“Great Lakes”), under which Great Lakes would serve as a sub-advisor to the Fund, following the acquisition of Rothschild & Co. Asset Management US (“Rothschild & Co.”), a sub-adviser to the Fund prior to the acquisition, by Wintrust Financial Corporation’s (“Wintrust”), which wholly owns Great Lakes. Great Lakes began serving as a sub-advisor for the Fund effective April 3, 2023. A more detailed description of Great Lakes and its investment operations, information about the sub-advisory agreement, and the reasons the Board of Trustees (the “Board”) of the Trust approved Great Lakes as a sub-advisor, are included in the Information Statement.

Delaware Management Company (the “Manager”) is the investment manager to each series of the Trust, including the Fund. The Manager employs a “manager of managers” arrangement in managing the assets of the Trust. In connection therewith, the Trust and the Manager have received an exemptive order from the U.S. Securities and Exchange Commission (the “SEC Order”), which permits the Manager, with the approval of the Board, to hire, terminate, or replace sub-advisors who are affiliated or unaffiliated with the Trust or the Manager, and to enter into and modify material terms and conditions of the related sub-advisory agreements without shareholder approval.

Pursuant to the SEC Order, this Notice of Internet Availability of Information Statement is being mailed beginning on or about July 3, 2023 to shareholders of record of the Fund as of June 26, 2023. The full Information Statement is available on the Fund’s website at optimummutualfunds.com/literature until at least October 1, 2023. A paper or e-mail copy of the full Information Statement may be obtained, without charge, by contacting your participating securities dealer or other financial intermediary or, if you own Fund shares directly through the Fund’s service agent, by calling the Fund’s service agent toll free at 800 914-0278.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.